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Exhibit 10.8

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of this 31st day of December, 2003 by and between InfoSonics Corporation, a Maryland corporation (the "Company"), and Jeffrey Klausner ("Employee") and to be effective as of January 1, 2004. Employee and Company are sometimes referred to individually as a "Party" and collectively as the "Parties."

        In consideration of the mutual covenants, promises and agreements herein contained, the Company and Employee hereby covenant, promise and agree to and with each other as follows:

        1.    Employment. The Company shall employ Employee and Employee shall perform services for and on behalf of the Company upon the terms and conditions set forth in this Agreement.

        2.    Positions and Duties of Employment. Employee shall be required to devote his full energy, skill and best efforts as required to the furtherance of his managerial duties with the Company as the Company's Chief Financial Officer. While serving in such capacity(ies), Employee shall have the responsibilities, duties, obligations, rights, benefits and requisite authority as is customary for his position and as may be determined by the Board of Directors (the "Board") of the Company.

        Employee understands that his employment as Chief Financial Officer of the Company involves a high degree of trust and confidence, that he is employed for the purpose of furthering the Company's reputation and improving the Company's operations and profitability, and that in executing this Agreement he undertakes the obligations set forth herein to accomplish such objectives. Employee agrees that he shall serve the Company fully, diligently, competently, and to the best of his ability. Employee certifies that he fully understands his right to discuss this Agreement with his attorney, that he has availed himself of this right to the extent that he desires, that he has carefully read and fully understands this entire Agreement, and that he is voluntarily entering into this Agreement.

        3.    Duties. Employee shall perform the following services for the Company:

          3.1   Employee shall serve as Chief Financial Officer of the Company, or in such other position as determined by the Board, and in that capacity shall work with the Company to pursue the Company's plans as directed by the Board.

          3.2   Employee shall perform duties with the functions of a Chief Financial Officer, subject to the direction of the Board Of Directors (the "Board") of the Company.

          3.3   During the term of this Agreement, Employee shall devote substantially all of Employee's business time to the performance of Employee's duties under this Agreement. Without limiting the foregoing, Employee shall perform services on behalf of the Company for at least 40 hours per week, and Employee shall be available at the request of the Company at other times, including weekends and holidays, to meet the needs and requests of the Company's customers.

          3.4   During the term of this Agreement, Employee will not engage in any other activities or undertake any other commitments that conflict with or take priority over Employee's responsibilities and obligations to the Company and the Company's customers, including without limitation those responsibilities and obligations incurred pursuant to this Agreement.

        4.    Term. Unless terminated earlier as provided for in this Agreement, the term of this Agreement shall be for four years, commencing on the Effective Date and ending on December 31, 2007 (the "Term"). If the employment relationship is terminated by either Party, Employee agrees to cooperate with the Company and with the Company's new management with respect to the transition of the new management in the operations previously performed by Employee. Upon Employee's termination, Employee agrees to return to the Company all Company documents (and all copies thereof), any other Company property in Employee's possession or control, and any materials of any kind that contain or embody any proprietary or confidential material of the Company.

        5.    Compensation. Employee shall receive the following as compensation:

          (a)   A salary at an annual rate of $150,000, subject to periodic review by the Board or the Compensation Committee of the Board, payable in accordance with the Company's customary payroll practices.

          (b)   At the discretion of the Board or the Compensation Committee of the Board, a performance-based bonus.

          (c)   Employer shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan, medical and/or hospitalization plan, and/or any and all other benefit plans, except for disability and life insurance, which may be placed in effect by Employer for the benefit of Employer's executives during the Term. Except for the fact that Employer at all times shall provide Employee with all or at least a portion of Employee's medical and/or hospitalization insurance, which shall not be less than that afforded to Employer's other executives, nothing in this Agreement shall limit (i) Employer's ability to exercise the discretion provided to it under any such benefit plan, or (ii) Employer's discretion to adopt, not adopt, amend or terminate any such benefit plan at any time.

          (d)   The Company shall provide Employee with four weeks vacation leave per each year of Employee's employment (which vacation leave may carry over and accrue up to an aggregate of twelve weeks at any time), sick leave, medical and dental insurance coverage, and any other benefits consistent with Company plans and policies in effect for executive Employees from time to time. The Company may modify in its sole and absolute discretion such benefits from time to time as it considers necessary or appropriate, provided that any such modification shall not affect or modify Employee's then existing rights with respect to any previously accrued vacation.

          (e)   Any payments which the Company shall make to Employee pursuant to this Agreement shall be reduced by standard withholding and other applicable payroll deductions, including but not limited to federal, state or local income or other taxes, Social Security and Medicare Taxes, State Unemployment Insurance, State Disability Insurance, and the like.

          (f)    During the term of his employment, Employee shall be reimbursed for reasonable expenses that are authorized by the Company and that are incurred by Employee for the benefit of the Company in accordance with the standard reimbursement practices of the Company. Any direct payment or reimbursement of expenses shall be made only upon presentation of an itemized accounting conforming in form and content to standards prescribed by the Internal Revenue Service relative to the substantiation of the deductibility of business expenses.

        6.    Confidentiality. Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer or unless required by law or court order, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of Employer's data, including but not limited to (a) information, drawings, sketches, plans or other documents concerning Employer's business or development plans, customers or suppliers, (b) Employer's development, design, construction or sales and marketing methods or techniques, or (c) Employer's trade secrets and other "know-how" or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such information shall include, but not be limited to, information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this paragraph shall not expire, shall survive this Agreement, and shall be binding upon Employee without regard to the passage of time or other events.

        7.    Non-Compete. Employee acknowledges and recognizes the highly competitive nature of the Company's business and that Employee's duties hereunder justify restricting Employee's further employment following any termination of employment. The Employee agrees that so long as the Employee is employed by the Company, and (i) for a period of two years following the termination of this Agreement, Employee, except when acting at the request of the Company on behalf of or for the benefit of the Company, will not induce customers, agents or other sources of distribution of the Company's business under contract or doing business with the Company to terminate, reduce, alter or divert business with or from the Company, and (ii) for a period of one year following the termination of this Agreement, Employee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a company that does not have securities registered under the Securities Exchange Act of 1934 (the "1934 Act"), or shareholder in excess of one percent of a company that has securities registered under the 1934 Act, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the business activities of Employer, in or about any market in which Employer has, or has publicly announced a plan for doing business. Employee further covenants and agrees that the restrictive covenant set forth in this paragraph is reasonable as to duration, terms, and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public. The covenant set forth under (ii) above shall not apply if Employee's employment is terminated within twelve months of a Change in Control as defined in of this Agreement. Ownership by Employee, for investment purposes only, of less than one percent of any class of securities of a corporation if said securities are listed on a national securities exchange or registered under the 1934 Act shall not constitute a breach of the covenant set forth under (ii) above. It is the desire and intent of the Parties that the provisions of this paragraph be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of paragraph shall be adjudicated to be invalid or unenforceable, this paragraph shall be deemed amended to apply in the broadest allowable manner and to delete therefrom the portion adjudicated to be invalid or unenforceable, such amendment and deletion to apply only with respect to the operation of paragraph in the particular jurisdiction in which that adjudication is made.

        8.    Termination.

          (a)   If Employee's employment is terminated by the Company without Cause (as defined below), or if Employee terminates his employment for Reasonable Basis (as defined below), then the Company shall, in exchange for Employee's execution of a general release and waiver of claims against the Company as of the termination date in a form reasonably acceptable to the Company, continue to pay as severance Employee's salary for 18 months or one-half the remaining term of the Agreement, whichever is greater. Such payments shall be made in accordance with the Company's customary payroll practices and shall be subject to applicable withholding and payroll deductions. In the event of any such termination set forth in this section 8(a), Employee will not be entitled to any additional compensation or benefits beyond what is provided in the first sentence of this section 8(a).

            (i)    For purposes of this Agreement, "Cause" shall mean that the Board, acting in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed any of the following: willful misconduct, gross negligence, theft, fraud, or other illegal conduct; refusal or unwillingness to perform Employee's duties; performance by Employee of Employee's duties determined by the Board to be inadequate in a material respect; breach of any applicable non-competition, confidentiality or other proprietary information or inventions agreement between Employee and the Company; inappropriate conflict of interest; insubordination; failure to follow the directions of the Board or any committee thereof; or any other material breach of this Agreement. Indictment or conviction of any felony, or any entry of a plea of nolo contendre, under the laws of the United States or any State shall also be considered "Cause" hereunder. "Cause" shall be specified in a notice of termination to be delivered by the Company no later than the date as of which termination is effective.

            (ii)   For purposes of this Agreement, "Reasonable Basis" shall mean (A) a material breach of this Agreement by the Company, provided that Employee shall have first given written notice of such default to the Company and if within thirty days after receipt of such notice, the Company has not cured such default; or (B) termination of Employee's employment by the Company without Cause during the term hereof; or (C) reduce Employee's job from Chief Financial Officer to a lesser position and employ another individual as, or to perform the functions of, Chief Financial Officer; or (D) a reduction in Employee's salary, except to the extent that a majority of the other executive officers of the Company incur reductions of salary that average no less than the percentage reduction incurred by Employee; or (E) termination of the Employee's employment by the Employee within 12 months after a "Change Of Control," with Change Of Control being defined as follows:

      "Change in Control" shall mean any of the following:

              (1)   any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation, other than a merger of Employer in which the holders of Employer common stock immediately prior to the merger own a majority of the voting common stock of the surviving corporation immediately after the merger;

              (2)   any sale, lease, exchange or other transfer(in one transaction or a series of related transactions)of all or substantially all the assets of Employer;

              (3)   any approval by the stockholders of Employer of any plan or proposal for the liquidation or dissolution of Employer;

              (4)   the acquisition by any person or entity, or any group of persons and/or entities of a majority of the stock entitled to elect a majority of the directors of the Company; or

              (5)   subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving Employer to a case under a Chapter 7 bankruptcy proceeding.

          (b)   In the event that Employee's employment with the Company is terminated for Cause, by reason of Employee's death or disability, or due to Employee's resignation or voluntary termination (other than for Reasonable Basis), then all compensation and benefits will cease as of the effective date of such termination, and Employee shall receive no severance benefits, or any other compensation; provided that Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination.

          (c)   Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

          (d)   Any party terminating this Agreement shall give prompt written notice ("Notice of Termination") to the other party hereto advising such other party of the termination of this Agreement stating in reasonable detail the basis for such termination. The Notice of Termination shall indicate whether termination is being made for Cause (if Employer has terminated the Agreement) or for Reasonable Basis (if the Employee has terminated the Agreement).

        9.    Remedies. If there is a breach or threatened breach of any provision of Section 6 or Section 7 of this Agreement, the Company will suffer irreparable harm and shall be entitled to an injunction restraining Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

        10.    Severability. It is the clear intention of the Parties to this Agreement that no term, provision or clause of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, unless such term, provision or clause cannot be otherwise construed, interpreted, or modified to give effect to the intent of the Parties and to be valid, legal or enforceable. The Parties specifically charge the trier of fact to give effect to the intent of the Parties, even if in doing so, information of a specific provision of this Agreement is required consistent with the foregoing stated intent. In the event that such a term, provision, or clause cannot be so construed, interpreted or modified, the validity, legality and enforceability of the remaining provisions contained herein and other application(s) thereof shall not in any way be affected or impaired thereby and shall remain in full force and effect.

        11.    Waiver of Breach. The waiver by the Company or Employee of the breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by that Party.

        12.    Entire Agreement. This document contains the entire agreement between the Parties and supersedes all prior oral or written agreements, if any, concerning the subject matter hereof or otherwise concerning Employee's employment by Employer (except for options to purchase shares of Employer's restricted stock previously granted to Employee). This Agreement may not be changed orally, but only by agreement in writing signed by the Parties.

        13.    Governing Law. This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of Maryland, excluding conflict of laws principles. Employee hereby expressly consents to personal jurisdiction in the state and federal courts located in San Diego, California for any lawsuit filed there against him by the Company arising from or relating to this Agreement.

        14.    Notices. Any notice pursuant to this Agreement shall be validly given or served if that notice is made in writing and delivered personally or sent by certified mail or registered, return receipt requested, postage prepaid, to the following addresses:

If to Company:	InfoSonics Corporation 6325 Lusk Blvd., Suite A San Diego, CA 92121 Attention: Chief Executive Officer
If to Employee:	To the address for Employee set forth below his signature.

        All notices so given shall be deemed effective upon personal delivery or, if sent by certified or registered mail, five business days after date of mailing. Either party, by notice so given, may change the address to which his or its future notices shall be sent.

        15.    Assignment and Binding Effect. This Agreement shall be binding upon Employee and the Company and shall benefit the Company and its successors and assigns. This Agreement shall not be assignable by Employee.

        16.    Headings. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

        17.    Construction. Employee represents he has (a) read and completely understands this Agreement and (b) had an opportunity to consult with such legal and other advisers as he has desired in connection with this Agreement. This Agreement shall not be construed against any one of the Parties.

        18.    Insurance. The Company is to maintain directors' and officers' insurance in an amount determined reasonably by the Board of Directors of the Company.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

EMPLOYEE	INFOSONICS CORPORATION
/s/ JEFFREY KLAUSNER Jeffrey Klausner, Individually	By:	/s/ JOSEPH RAM Joseph Ram, Chief Executive Officer Printed Name and Title
Address:

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  Exhibit 10.8
EMPLOYMENT AGREEMENT